Exhibit 4.03

                             PROTOSOURCE CORPORATION

                      NON-STATUTORY STOCK OPTION AGREEMENT
              UNDER THE 1999 EXECUTIVE OFFICERS' STOCK OPTION PLAN


Between:

PROTOSOURCE CORPORATION (the "Company") and

(the "Executive Officer") dated                                              .

     The Company hereby grants to the Executive Officer of the Company named below an option (the "Option") to purchase __________ shares of the Company's common stock under the ProtoSource Corporation 1999 Executive Officer' Stock Option Plan (the "Plan") upon the following terms and conditions:

     1. Purchase Price. The purchase price of the Stock shall be __________ per share, which is not less than the fair market value of the Stock on the date of this Agreement.

     2. Non-Statutory Option. The Option shall be a Non-Statutory Option, as defined in the Plan.

     3. Period of Exercise. Unless otherwise agreed to in writing, the Option will expire six years from the date of this Agreement. The Option may be exercised only while the Executive Officer is actively providing services to the Company and as provided in Section 5, dealing with termination of services.

     4. Unless otherwise agreed to in writing, the Option may be exercised at any time.

     5. Transferability. This Option is not transferable except by will or the laws of descent and distribution and may be exercised during the lifetime of the Executive Officer only by him.

     6. Termination of Services. In the event of a termination in the providing of services by the Executive Officer, the Option may be exercised (to the extent exercisable at the date of his termination) by the Executive Officer within three months after the date of such termination; provided, however, that:

     (a) If the Executive Officer's employment is terminated because he is disabled within the meaning of Internal Revenue Code section 422A, he shall have one year rather than three months to exercise the Option (to the extent exercisable at the date of his termination).


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     (b) If the  Executive  Officer  dies,  the Option may be exercised  (to the extent exercisable by the Executive Officer at the date of his death) by his legal representative or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the Executive Officer, but the Option must be exercised within one year after the date of the Executive Officer's death.

     (c) If the Executive Officer's employment is terminated for cause, this Option shall terminate immediately.

     (d) In no event (including death of the Executive Officer) may this Option be exercised more than six years from the date hereof.

     7. No Guarantee of Services. This Agreement shall in no way restrict the right of the Company or any Subsidiary Corporation to terminate the Executive Officer's employment at any time.

     8. Investment Representation; Legend. The Executive Officer (or any other transferee under paragraph 5(c) hereof) represents and agrees that all shares of Stock purchased by him under this Agreement will be purchased for investment purposes only and not with a view to distribution or resale. The Company may require that an appropriate legend be inscribed on the face of any certificate issued under this Agreement, indicating that transfer of the Stock is restricted, and may place an appropriate stop transfer order with the Company's transfer agent with respect to the Stock.

     9. Method of Exercise. The Option may be exercised, subject to the terms and conditions of this Agreement, by written notice to the Company. The notice shall be in the form attached to this Agreement and will be accompanied by payment (in such form as the Company may specify) of the full purchase price of the Stock to be issued. The Company will issue and deliver certificates representing the number of shares purchased under the Option, registered in the name of the Executive Officer (or other purchaser under paragraph 5 hereof) as soon as practicable after receipt of the notice.

     10. Incorporation of Plan. This Agreement is made pursuant to the provisions of the Plan, which Plan is incorporated by reference herein. Terms

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used  herein  shall have the meaning  employed  in the Plan,  unless the context clearly requires otherwise. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.


                                PROTOSOURCE CORPORATION



                                By
                                   ---------------------------------------------
                                   Raymond J. Meyers, Chief Executive Officer
ACCEPTED:


                                                              OR
-----------------------------
Executive Officer


                                    --------------------------------------------
                                   Andrew N. Stathopoulos, Director

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